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                                                                       EXHIBIT 5







                                February 14, 2000



Mr. Walter E. Daller                             Mr. James A. Wimmer
President                                        President and Chairman
Harleysville National Corporation                Citizens Bank and Trust Company
483 Main Street                                  372 Delaware Avenue
PO Box 195                                       PO Box 196
Harleysville, PA 19438                           Palmerton, PA 18071

            RE: Harleysville National Association/Citizens Bank and Trust Company Our File No: 99-853

Dear Messrs Daller and Wimmer:

         We are special counsel to Harleysville National Corporation (the"Company") in the Company's acquisition of Citizens Bank and Trust Company (the "Bank"). In connection with the transaction, the Company proposes to offer up to 919,972 shares of common stock, par value $1.00 per share (the "Common Stock"), to shareholders of the Bank. The Common Stock is covered by a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In connection with the registration of the Common Stock, we have reviewed:

         1.       The Articles of Incorporation of the Company;

         2.       The Bylaws of the Company;

         3. Resolutions adopted by the Board of Directors of the Company relating to the Registration Statement, certified by the Secretary of the Company;

         4. The Agreement and Plan of Reorganization, dated as of December 28, 1999, by and among the Company, Citizens National Bank and Citizens Bank and Trust Company (the "Agreement");
         5.       The Registration Statement; and



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         6. Copies of the certificates representing shares of the Common Stock.

         Based on our review of the foregoing, it is our opinion that:

                  a. The Company is a corporation, duly organized and in good standing under the laws of the Commonwealth of Pennsylvania; and

                  b. The Common Stock covered by the Registration Statement has been duly authorized and, when issued pursuant to the terms described in the Registration Statement and the Agreement, will be legally issued by the Company and fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us in the related Proxy Statement/Prospectus. In giving this consent, we do not admit that we are experts within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                     Very truly yours,

                                                     /s/ Shumaker Williams, P.C.
                                                     SHUMAKER WILLIAMS, P.C.